CONTACTS

From: Anthony J. DeFazio	For: Brian D. Jones, CFO & Treasurer
DeFazio Communications, LLC	American Realty Capital Trust, Inc.
tony@defaziocommunications.com	bjones@arctreit.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust, Inc.
Announces Monthly Distribution for May 2012

New York, New York, April 27, 2012 – American Realty Capital Trust, Inc. (the “Company”) (NASDAQ: ARCT) announced today that, pursuant to the prior authorization of its board of directors, the Company intends to continue payment of its monthly dividend at an annualized rate of $0.70 per share. Accordingly, the May 2012 dividend will be paid on May 15, 2012, to stockholders of record at the close of business on May 8, 2012, in an amount equal to $0.05833 per share.

American Realty Capital Trust, Inc., a publicly-traded Maryland corporation listed on The NASDAQ Global Select Market, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade credit rated and other creditworthy tenants.

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Additional information about the Company can be found on the Company’s website at www.arctreit.com.